UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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CALIFORNIA MICRO DEVICES CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Registrant today issued the following news release concerning the following stockholder letter. Registrant also posted the news release and letter to its http://annualmeeting.cmd.com website under the press releases tab and posted the letter under the stockholder letters tab.

CALIFORNIA MICRO DEVICES SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Vote FOR the Board’s Nominees on the WHITE Proxy Card Today

Highlights Company’s Track Record of Innovation

MILPITAS, Calif. – August 28, 2009 – California Micro Devices (Nasdaq Global: CAMD) (“CMD” or “The Company”) today announced that it is mailing a letter to the Company’s stockholders in connection with the Company’s 2009 Annual Meeting of Stockholders, scheduled for September 17, 2009. The full text of the letter follows:

[For full text of letter, see following four pages]

For More Information Contact:

Kevin Berry, Chief Financial Officer

California Micro Devices

408-934-3144

Media Contact

Jeremy Jacobs / Rachel Ferguson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Contact

Arthur Crozier / Larry Miller

Innisfree

212-750-5833

RE-ELECT CALIFORNIA MICRO DEVICES’ DIRECTORS –

VOTE THE ENCLOSED WHITE PROXY CARD TODAY

August 28, 2009

Dear Fellow California Micro Devices Stockholder:

CMD’s September 17, 2009 Annual Meeting of Stockholders is rapidly approaching. We urge you to act promptly to re-elect ALL the nominees of your Board of Directors – Jon Castor, Robert Dickinson, Wade Meyercord, Ed Ross, David Sear, John Sprague and David Wittrock – by voting the WHITE proxy card today by Internet, telephone or mail. If you have already voted on the Gold card, you may vote now on the enclosed WHITE card and your new vote will supersede and replace your prior vote.

YOUR BOARD IS COMMITTED TO TAKING DECISIVE ACTIONS TO

DRIVE VALUE CREATION

Your Board believes that the continued execution of CMD’s clear action plan is in the best interests of the Company and its stockholders and provides the greatest opportunity to create long-term stockholder value. There is no question that CMD, like other companies in our industry, has been sharply impacted by the economic meltdown, but the Company’s Board and management team have led CMD through adversity in the past and remain committed to doing so now. In response to the changed circumstances of the industry and the economic environment as a whole, we have taken decisive action to reduce costs and to align our resources to seize the current large market opportunity we see in our core protection business.

Over the past quarter alone we have decreased our estimated non-GAAP operating expense to approximately $5.1 million this quarter from $6.2 million in the September quarter last year. We also recently made the decision to discontinue a product line that didn’t meet expectations, which we expect, together with other actions we have taken, will further reduce our estimated non-GAAP operating expense to approximately $4 million. We are confident that concentrating on our core protection business going forward will allow for a return to positive cash flow and non-GAAP profitability more quickly without compromising the investment in the new protection products needed to strengthen our competitive position.

YOUR BOARD AND MANAGEMENT TEAM CONTINUE TO ENHANCE CMD’S

PORTFOLIO BY BRINGING INNOVATIVE PRODUCTS TO MARKET

CMD has a proven record of innovation, which is recognized by customers and provides a clear path to creating value for our stockholders. The execution of CMD’s action plan has provided the Company with the strongest product portfolio and pipeline in the Company’s history. During the last two months alone, we have introduced many compelling new products, including:

•

The CM1624, which was brought to market on July 7, is a new interface protection filter specifically suited for microSD interfaces. The popular microSD flash memory card is increasingly used in portable devices to allow users to store or use data across different devices. The CM1624 protects the microSD memory card user interface against ESD (electrostatic discharge) damage to the card or to the hardware and suppresses EMI (electromagnetic interference) while providing the highest level of performance and digital signal integrity. The CM1624 is currently designed into multiple headsets at a top 5 handset OEM and into netbooks that are indicative of new market opportunity to sell filters into the portable computing market. Additionally, it is featured in a major baseband CPU reference platform and is expected to be a part of a leading wireless device providers’ platform in the near future.

•

The PicoGuard CM6100, which was brought to market on August 18, is a low capacitance electrostatic discharge (ESD) device. With strong customer demand for smart phones, handset designers have to deal with providing robust ESD protection for an increasing number of high-speed serial data interfaces, while managing their designs within tight form factor and bill of material budgets. The PicoGuard CM6100 simplifies this design challenge by offering robust protection and superior signal integrity in a compact, low cost package. The PicoGuard CM6100 has already been designed into handsets at two top OEMs and into products at a leading, high profile smartphone maker.

•

The CM1238, which also was introduced on August 18, is a new ESD protection device specifically suited for next generation deep submicron high speed data line protection. At a time when consumer electronics designers face a broad array of design challenges in meeting consumer requirements for greater functionality and higher performance at ever decreasing prices, the CM1238 creates customer value by providing better performance and a smaller size at a lower price point. It is ideal for digital TVs, LCD displays, notebook computers, set top boxes, and HD DVD recorders, and CMD has already secured an agreement with a top 5 LCD television manufacturer to design the CM1238 into a well known line of LCD TVs.

DIALECTIC AND ITS NOMINEES LACK THE EXPERIENCE AND KNOWLEDGE TO

APPRECIATE AND CAPITALIZE ON THE OPPORTUNITIES AHEAD FOR CMD

It is telling that in a recent letter to CMD stockholders, Dialectic said that its nominees will join the Board “with a mandate to fully and objectively explore all strategic alternatives with one goal—the maximization of stockholder value.” We believe that Dialectic is insinuating that it would like to put the Company up for sale, a belief bolstered by Dialectic’s continued silence on its strategy for CMD. While the Board is open to all paths to increased stockholder value, we firmly believe that now is not the right time to pursue a sale process.

Our business is at a crucial inflection point. CMD has a clear action plan in place and is well positioned to capitalize on our strong product portfolio and solid financial condition, which will enable us to build customer relationships and increase share in targeted growth markets. By shifting our focus to CMD’s core protection business we will be able to return to positive cash flow and profitability more quickly without compromising the investment in the new protection products needed to strengthen our competitive position. If Dialectic’s nominees were elected to the CMD Board and able to initiate a sale process at such an inopportune time, CMD stockholders could lose the considerable potential value of these initiatives.

DIALECTIC HAS NO PLAN – JUST EMPTY WORDS

Throughout this process, Dialectic has made it clear that it will say anything to gain your vote and get its nominees on CMD’s board:

•	Dialectic has said that it has a plan to create value for all CMD stockholders, yet has never offered a single concrete operational or financial step to improve CMD’s performance and profitability.

•

Although it now tries to backpedal from its earlier statements, the only specific plans Dialectic has ever proposed are to sell the company (which as we have already noted, would be dangerously ill-timed) or to strip the company of its cash reserves, which are vital in maintaining our operations and attracting and retaining customers.

•

At the same time, Dialectic has bizarrely criticized CMD for cutting expenses in order to return to positive cash flow, an action we would expect to be applauded by a stockholder that describes itself as “focused on achieving profitability.”

•

In the same breath, Dialectic questions the CMD Board’s willingness to listen to stockholders and then attacks us for doing exactly that when we recently decided to redeem CMD stockholder rights plan in response to input from our stockholders.

•

Dialectic would like to claim that it has tried to negotiate a settlement to this costly and distracting proxy contest, but in fact, Dialectic has twice unilaterally stopped active negotiations, insisting on its unreasonable demands.

•	If Dialectic believes its nominees are qualified to serve on the CMD Board, why has it repeatedly refused to allow your Board’s Nominating and Corporate Governance Committee to meet with its nominees?

•

Dialectic contends that its nominees have the right experience to enhance your Board but the only specific example it has provided to support this claim is nominee Michael Gullard’s role in selling Transmeta Corporation after joining the Transmeta Board as part of a proxy contest settlement.

•

Not only does this reinforce that Dialectic’s only plan is still to seek a misguided sale but it also fails to mention that the Transmeta Board of Directors – which happened to include Bob Dickinson, the CEO of your company – had already begun the process that culminated in the sale of Transmeta well before Gullard was appointed. Dialectic not only presents nominees with the wrong kind of experience, but also isn’t telling you the whole story and is trying to take credit where credit is not due.

RE-ELECT YOUR EXPERIENCED DIRECTORS

BY VOTING THE WHITE PROXY CARD TODAY

Your vote is important, no matter how many shares you own. Please vote by Internet or phone by following the simple instructions on your WHITE proxy card or vote by mail by signing, dating and returning the WHITE proxy card in the enclosed pre-addressed, stamped envelope.

We thank you for your continued support. If you have any questions or need any assistance voting your shares, please contact Innisfree M&A Incorporated, which is assisting the Company in this matter, toll-free at (877) 456-3442.

If you have any question about CMD itself or its direction, please contact our Chief Financial Officer, Kevin Berry, at (408) 934-3144 or by email at kevinb@cmd.com.

On behalf of the Board of Directors, we thank you for your continued support of California Micro Devices.

Sincerely,

Wade Meyercord Chairman California Micro Devices

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 456-3442

Banks and Brokers May Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any GOLD proxy card sent to you by Dialectic Capital.

If you have already done so, you have every legal right to change your vote by using the enclosed

WHITE proxy card to vote TODAY—by telephone,

by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Additional Information

In connection with its 2009 annual meeting of stockholders, California Micro Devices Corporation has established a website, http://annualmeeting.cmd.com, where stockholders may obtain information related to our annual meeting, including our proxy statement and annual report, and may vote.

Forward Looking Statement Disclaimer and Non-GAAP Financial Measure Use

All statements contained in this letter that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this letter include that there is a large market opportunity in the protection business; that our action plan provides the greatest opportunity to create long-term stockholder value; our expected non-GAAP operating expense reductions; that we can return to positive cash flow and non-GAAP profitability; that design wins and reference platforms for our recently introduced products will result in material revenues for those products; and that our strong product portfolio and solid financial condition will enable us to build customer relationships and increase share in targeted growth markets. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether our customers experience the demand we anticipate for their products, whether we incur unexpected operating expenses or obstacles to our cost reductions, whether there is increasing global economic stability, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion and/or loss of market share for us, and whether we encounter any difficulty in obtaining the requisite supply of quality product from our contract manufacturers, contract assemblers and test houses without interruption or unanticipated price increases as well as the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as of the date of this letter, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise. Reference is made to our fiscal 2010 first quarter earnings release and August 4, 2010, Form 8-K for a discussion of our calculation and use of the non-GAAP measures such as non-GAAP operating expenses and non-GAAP profitability.